CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement No. 333-17639 on Form S-6 (the "Registration Statement") of our report dated February 10, 1997 relating to the financial statments of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1996, and our report dated February 10, 1997 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1996, which reports appear in such Prospectus. We also consent to the reference to us under the heading "Accounting and Actuarial Experts" in the Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
April 29, 1997